Exhibit (a)(5)(vii)

NEWS RELEASE
GLAMIS GOLD LTD.

For immediate release

Trading symbol: NYSE, TSX — GLG All amounts in US$	January 7, 2005

GLAMIS GOLD COMMENCES FORMAL BID FOR GOLDCORP

January 7, 2005 — Reno, Nevada — Glamis Gold Ltd. (NYSE: GLG; TSX: GLG) announced that it has filed its formal take-over offer for all of the common shares of Goldcorp Inc. with securities regulators in Canada and the United States, and is today commencing the mailing of its offering circular and related documents to Goldcorp shareholders.

Under the terms of the share exchange offer, which remains open until 9:00 pm EST on February 14, 2005, Glamis has offered Goldcorp shareholders 0.89 of a Glamis common share for each Goldcorp common share. The offer values Goldcorp at $17.80 per common share and represents a premium of 22.6% based on the volume-weighted average trading price for both companies for the 30 trading days on the New York Stock Exchange prior to December 16, 2004 – the date Glamis announced its intention to make this take-over offer.

“With this offer, Goldcorp shareholders will receive both a significant premium on their investment and the opportunity to participate in a premier gold producer created by the combination of Glamis and Goldcorp. The new entity combines the size and market liquidity of a senior producer with extremely low costs and the growth potential of a mid-tier company,” Kevin McArthur, President and Chief Executive Officer of Glamis Gold said. “We are offering Goldcorp shareholders a clear alternative to the Goldcorp/Wheaton River combination – a pure gold producer, an operations-oriented management team with substantial mine-building experience, exposure to Glamis’ industry-leading growth profile and an immediate, substantial premium.”

Mr. McArthur added, “We were pleased to learn that Goldcorp has decided to allow its shareholders a choice by making its bid for Wheaton River conditional on shareholder approval. Based on all of the advantages of a Glamis–Goldcorp combination, we are confident that the Goldcorp shareholders will vote to reject the bid for Wheaton River and tender their shares to the Glamis offer.”

Glamis believes that the combination of Glamis and Goldcorp provides significant benefits:

•	Premier Gold Producer. The combined company will create a world-class, pure gold producer that should attract substantial interest from gold investors.

•	Expertise to Unlock Additional Value in Red Lake. Goldcorp’s Red Lake property is one of the premier high-grade gold mines in the world; however, the full potential of this asset has yet to be realized. Glamis believes that its experience in mine development and operations will enable optimization of the operation, resulting in lower unit costs, a higher production rate and ultimately, an increase in the asset value of Red Lake.

•	Professional, Operations-Oriented Management. Glamis brings to the combined company a professional, operations-oriented management team experienced in both acquisitions, and mine development and operations.

•	Pure Unhedged Gold Producer. The combined company will remain a pure gold company, with no base metal exposure or reliance on base metal credits to achieve low operating costs and no gold hedging.

•	Diversified Portfolio of Properties with Long Mine Life. Glamis has established a diversified portfolio of new low-cost operations. The combination of its multiple-property portfolio with the primarily single-property portfolio of Goldcorp will provide diversity of operating risk that the Goldcorp shareholders currently do not have.

•	Outstanding Growth Profile. The combination of expected growth at Red Lake with Glamis’ existing growth projects provides superior opportunities for enhanced valuations from fully-permitted and financed growth projects that are already under construction. Additionally, each of Glamis’ mines and Red Lake have excellent prospects for further discovery and reserve expansion.

•	Financial Strength. The combined company will have approximately $500 million in cash and gold bullion with minimal debt. The average annual cash cost over the next five years is projected to be approximately $120 per ounce.

•	Reserves. The combined company will have over 11 million ounces of proven and probable gold reserves.

The Glamis take-over offer is conditional on not less than 66 2/3% of the Goldcorp common shares (on a fully diluted basis) being validly deposited under the offer and not withdrawn, and the previously announced transaction between Goldcorp and Wheaton River is not approved by the Goldcorp shareholders and is terminated. The offer is also subject to Glamis shareholders approving the removal of a restriction on the number of shares the Company can issue, and various regulatory approvals. Glamis has received an advance ruling certificate under the Competition Act (Canada), exempting the take-over offer from the merger review provisions of the Act.

For further information about the offer, Goldcorp shareholders can contact Georgeson Shareholder Communications, Inc. at 1-877-288-7946 (toll free in North America).

Glamis Gold Ltd. is a premier intermediate gold producer with low-cost gold mines and development projects in Nevada, Mexico and Central America. The Company remains 100 percent unhedged. Glamis’ plan and budget reflects a near tripling of annual gold production to more than 700,000 ounces by 2007 at a total cash cost below $150 per ounce.

Safe Harbor Statement under the United States Private Securities Litigation Reform Act of 1995: Except for the statements of historical fact contained herein, the information presented constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, include, but are not limited to those with respect to, the price of gold, the estimation of mineral reserves and resources, the realization of mineral reserves estimates, the timing and amount of estimated future production, costs of production, capital expenditures, costs and timing of the development of new deposits, success of exploration activities, Glamis’ hedging practices, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims limitations on insurance coverage and the timing and possible outcome of pending litigation. Often, but not always, forward-looking statements can be identified by the use of words such as “plans”, “expects”, or “does not expect”, “is expected”, “budget”,

“estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variation of such words and phrases or state that certain actions, events or results, “may”, “could”, “would”, “might” or “will” be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Glamis to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, possible variations in ore grade or recovery rates, failure of plant, equipment or processes to operate as anticipated, accidents, labor disputes and other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled “Other Considerations” in the Glamis Annual Information Form. Although Glamis has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

This press release does not constitute an offer to buy or sell, or the solicitation of an offer to buy or sell, any of the securities of Glamis or Goldcorp. Such an offer may only be made pursuant to a registration statement and prospectus filed with the U.S. Securities and Exchange Commission and offer to purchase and circular filed with Canadian securities regulatory authorities. Glamis has filed with the U.S. Securities and Exchange Commission a Registration Statement on SEC Form F-10, and is mailing an Offer Circular to Goldcorp stockholders concerning the proposed business combination with Goldcorp. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT, THE OFFER CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov or in Canada at www.SEDAR.com. In addition, documents filed with the SEC and in Canada by Glamis will be available free of charge from Glamis Investor Relations, 5190 Neil Road, Suite 310, Reno, NV 89502, telephone (775) 827-4600.

For further information please contact:

Media:
John Lute:	Phone: 416-929-5883
Email: jlute@luteco.com

Larry Roth:	Phone: 732-598-2092
Email: larryroth@rothir.com

Investors:
Glamis Gold Ltd.	Website:	www.glamis.com
5190 Neil Road, Suite 310	email requests for investor packets to:	info@glamis.com
Reno, NV 89502	email questions/correspondence to:	michaels@glamis.com
Michael A. Steeves	Phone:	1-775-827-4600 ext. 3104
Vice President, Investor Relations